Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 180 to the Registration Statement on Form N–1A of Fidelity Hastings Street Trust: Fidelity Fund and Fidelity Growth Discovery Fund of our reports dated August 11, 2020; Fidelity Mega Cap Stock Fund and Fidelity Series Large Cap Stock Fund of our reports dated August 13, 2020, relating to the financial statements and financial highlights included in the June 30, 2020 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 20, 2020